Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hibbett Sports, Inc.:

We agree to the use of our report dated March 26, 2012, with respect to (i) the consolidated balance sheets of Hibbett Sports, Inc. and subsidiaries as of January 28, 2012 and January 29, 2011, and the related consolidated statements of operations, stockholders’ investment, and cash flows for each of the years in the three-year period ended January 28, 2012 and (ii) the effectiveness of internal control over financial reporting as of January 28, 2012, incorporated by reference in the Registration Statement on Form S-8, which report appears in the January 28, 2012, Annual Report on Form 10-K of Hibbett Sports, Inc.

/s/ KPMG LLP

Birmingham, Alabama
June 29, 2012

END OF EXHIBIT 23.1